EXHIBIT 99

[LOGO OF LOCKHEED MARTIN APPEARS HERE]

Information

For Release on April 22, 2003

LOCKHEED MARTIN REPORTS FIRST QUARTER 2003 EARNINGS

•	LOCKHEED MARTIN REPORTS FIRST QUARTER 2003 NET SALES OF $7.1 BILLION, AN 18% INCREASE OVER FIRST QUARTER 2002; SEGMENT OPERATING PROFIT UP 23% VERSUS 2002

•	BOOKS OVER $11 BILLION IN ORDERS AND ACHIEVES A RECORD BACKLOG OF $74.6 BILLION

•	REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.55, A 10% INCREASE OVER FIRST QUARTER 2002

•	INCREASES OUTLOOK FOR 2003 EARNINGS PER SHARE FROM CONTINUING OPERATIONS TO $2.20—$2.30 FROM PRIOR GUIDANCE OF $2.15—$2.20; REAFFIRMS 2003 SALES GROWTH OF 8%—12%

•	GENERATES OVER $540 MILLION IN CASH FROM OPERATIONS; REAFFIRMS 2003 CASH FROM OPERATIONS GUIDANCE OF AT LEAST $1.5 BILLION AND CAPITAL EXPENDITURES OF APPROXIMATELY $700 MILLION

•	MORE THAN $1 BILLION OF CASH WAS APPLIED TO DEBT REDUCTIONS AND SHARE REPURCHASES THIS QUARTER

BETHESDA, Maryland, April 22, 2003 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2003 earnings from continuing operations of $250 million, or $0.55 per diluted share, compared to $224 million, or $0.50 per diluted share in 2002.

“We continue to achieve growth in sales and operating profit while generating strong cash flow,” said Chairman and Chief Executive Officer Vance Coffman. “We are particularly pleased to have attained a record backlog, providing a solid foundation for the future.”

FIRST QUARTER 2003 DETAILED REVIEW

	1st Quarter
	2003	2002
GAAP Earnings (Loss) Per Share
Continuing Operations	$0.55	$0.50
Discontinued Operations	—	(0.01)

Net Earnings Per Share	$0.55	$0.49

Continuing Operations

Net sales for the first quarter of 2003 were $7.1 billion, an 18% increase over the first quarter 2002 sales of $6.0 billion. Earnings from continuing operations for the first quarter of 2003 were $250 million, or $0.55 per share, compared to earnings of $224 million, or $0.50 per share, reported in the first quarter of 2002.

The first quarter 2003 results included the after-tax impact of two unusual items: a $13 million ($0.03 per share) charge associated with the decision to call and prepay approximately $450 million of long-term debt and a $13 million ($0.03 per share) gain on the partial reversal of the $150 million fourth quarter 2002 charge related to the guarantee of the Corporation’s share of Space Imaging, LLC’s credit facility. On March 31, 2003, the Corporation paid $130 million when Space Imaging’s outstanding borrowings came due under the credit facility. The difference of $20 million ($13 million after-tax), which represented the unutilized portion of the guarantee, was reversed and the guarantee was eliminated. There were no unusual items recorded in the first quarter of 2002.

Discontinued Operations

During 2003, the telecommunications services businesses held for sale had no impact on earnings. In the first quarter of 2002, the loss from discontinued operations was $6 million, or $0.01 per share.

Net Earnings

For the first quarter of 2003 and 2002, the Corporation’s net earnings were $250 million, or $0.55 per share, and $218 million, or $0.49 per share, respectively.

Cash Flow, Leverage and Backlog

Cash provided by operating activities (GAAP) was $544 million in the first quarter of 2003 as compared to the $428 million generated in 2002. Capital expenditures were $78 million in the first quarter of 2003 as compared to the $105 million expended in 2002. During the first quarter of 2003, the Corporation repurchased 6.3 million common shares for $279 million. The Corporation also used $767 million for debt maturities and the early repayment of debt, which reduced our long-term debt to $6.8 billion at March 31, 2003.

The ratio of debt-to-capitalization was approximately 54% at the end of the first quarter, an improvement from approximately 56% at December 31, 2002. In addition, Fitch Ratings recently upgraded the Corporation’s long-term debt rating to BBB+ with a stable outlook. At March 31, 2003, the Corporation’s cash and cash equivalents balance was $2.1 billion.

The Corporation recorded approximately $11.3 billion in orders during the quarter resulting in a record backlog of $74.6 billion at March 31, 2003.

BUSINESS SEGMENT RESULTS

Consistent with the manner in which the Corporation’s business segments’ operating performance is evaluated, unusual items are excluded from segment earnings before interest and taxes (operating profit) and included in “Unallocated corporate income (expense), net.”

“Unallocated corporate income (expense), net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS adjustment, costs for stock-based award programs, unusual items not considered part of segment operating performance, and other miscellaneous corporate activities.

The FAS/CAS adjustment represents the difference between pension costs calculated and funded in accordance with Cost Accounting Standards (CAS), which are reported in the business segments’ operating performance, and pension expense or income determined in accordance with FAS 87.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated net sales and operating profit as determined under GAAP.

	1st Quarter
	2003	2002
	(In millions)
Net sales
Systems Integration	$2,203	$2,088
Aeronautics	2,088	1,334
Space Systems	2,078	1,870
Technology Services	687	670

Operating segments	7,056	5,962

Other	3	4

Total net sales	$7,059	$5,966

Operating profit
Systems Integration	$209	$207
Aeronautics	145	92
Space Systems	150	112
Technology Services	48	37

Segment operating profit	552	448

Unallocated corporate (expense) income, net	(47)	26

Total operating profit	$505	$474

Unallocated corporate (expense) income, net is summarized below:

	1st Quarter
	2003	2002
	(In millions)
FAS/CAS adjustment	$(72)	$50
Other	25	(24)
Unusual items, net	0	—

Total	$(47)	$26

The quarter-to-quarter change in the FAS/CAS adjustment is due to the Corporation reporting FAS pension expense versus FAS pension income in the prior year. The quarter-to-quarter change in “Other” unallocated corporate (expense) income, net is primarily due to the impact of the decrease in the Corporation’s stock price, which lowered its stock-based award program’s liabilities.

The following discussion compares the operating results of the business segments for the quarter ended March 31, 2003 to the same period in 2002.

Systems Integration

($ millions)

	1st Quarter
	2003	2002
Net sales	$2,203	$2,088
Operating profit	$209	$207
Margin	9.5%	9.9%

Net sales for Systems Integration increased by 6% for the quarter ended March 31, 2003 from the comparable 2002 period. Sales increased in all of the segment’s lines of business: Command, Control, Communication, Computers and Intelligence (C4I); Naval Electronics & Surveillance Systems (NE&SS); Systems Integration-Owego and Missiles & Fire Control (M&FC).

Segment operating profit increased by 1% for the quarter ended March 31, 2003 when compared to 2002. Operating profit increases at M&FC and C4I were partially offset by a decline at Systems Integration-Owego. Overall, a decline in volume on mature production programs (at Owego) and higher volume on development programs (at C4I and NE&SS) contributed to the slight decline in margins.

Aeronautics

($ millions)

	1st Quarter
	2003	2002
Net sales	$2,088	$1,334
Operating profit	$145	$92
Margin	6.9%	6.9%

Net sales for Aeronautics increased by 57% for the quarter ended March 31, 2003 from the comparable 2002 period. The sales increase was primarily driven by greater volume on the F-35 Joint Strike Fighter and F/A-22 programs, as well as increased development and support activities on international F-16 programs. Sales also increased due to higher volume on the C-130J program in the current quarter compared to the first quarter of 2002.

Segment operating profit increased by 58% for the quarter ended March 31, 2003 from the comparable 2002 period. The increase was primarily due to the higher volume on the programs described above. The increase in C-130J deliveries did not impact operating profit due to the previously disclosed suspension of earnings recognition on the program.

Space Systems

($ millions)

	1st Quarter
	2003	2002
Net sales	$2,078	$1,870
Operating profit	$150	$112
Margin	7.2%	6.0%

Net sales for Space Systems increased by 11% in the first quarter of 2003 from the comparable 2002 period. The increase is due to higher volume in the government space line of business that more than offset a decline in the commercial space line of business. The increase in government space is mainly due to higher volume on ground systems activities, government satellite programs and strategic missile programs. The decrease in commercial space is driven by fewer commercial launches partially offset by increased sales from one additional commercial satellite delivery.

Segment operating profit increased 34% for the quarter ended March 31, 2003 from the comparable 2002 period. Operating profit in government space increased mainly due to improved performance and higher volumes on government satellites, the Titan launch vehicle program and ground systems activities. The operating loss from commercial space activities was higher due to the effect of profitable launches in the prior year. Improved results in commercial satellites partially offset the loss in commercial launch vehicles.

Technology Services

($ millions)

	1st Quarter
	2003	2002
Net sales	$687	$670
Operating profit	$48	$37
Margin	7.0%	5.5%

Net sales for Technology Services increased by 3% in the first quarter of 2003 from the comparable 2002 period. The increase in sales was primarily attributable to higher volume in the military aircraft and defense lines of business. This growth was partially offset by lower sales in commercial information technology programs and the NASA line of business.

Segment operating profit increased by 30% for the quarter ended March 31, 2003 from the comparable 2002 period. Operating profit increased mainly due to improved performance in information technology.

BUSINESS OUTLOOK

The following forward-looking statements are based on the Corporation’s current expectations. Actual results may differ materially. See the Corporation’s Safe Harbor discussion below.

Forecasted sales for the year 2003 are expected to be between 8% – 12% above 2002 sales. The Corporation expects sales for the second quarter of 2003 to be approximately 25% of the full year estimate. The earnings per share distribution for the second quarter of 2003 is expected to be between 20%—25% of the full year outlook.

Earnings per share in 2003 from continuing operations are expected to be between $2.20—$2.30, an increase from the prior guidance of $2.15—$2.20. The increase is a result of reductions in both interest expense and average shares (as described below), and an approximate $25 million pre-tax increase in pension expense as determined under CAS, which reduces the FAS/CAS adjustment by the same amount. The aforementioned CAS pension expense was recently finalized and is now expected to be about $185 million, an increase from the previous expectation of about $160 million. The 2003 FAS pension expense is expected to be approximately $490 million, unchanged from prior expectations. As a result, the FAS/CAS adjustment for 2003 is projected to be an expense of about $305 million as compared to the previous expectation of about $330 million.

In addition to the FAS/CAS adjustment, other non-operating income/expense in 2003 is now expected to be an expense of $30 million, an increase of $10 million from the Corporation’s previous expectation of $20 million due to a lower level of expected interest income.

The 2003 earnings projections assume profit from operating segments of $2.3 billion—$2.4 billion, unchanged from the prior projection.

Interest expense is expected to be approximately $510 million, down from the previous guidance of $535 million due to the early repayment of debt. The effective tax rate estimate remains between 31%—32%. Average shares are expected to be around 455 million as compared to the prior expectation of 460 million. The decline in shares is attributable to the Corporation’s repurchase of 6.3 million common shares during the current quarter.

Forecasted sales growth for the year 2004 is anticipated to be about 5% above 2003 levels. The 2004 projections assume profit from operating segments of $2.5 billion—$2.6 billion, both unchanged from the prior forecast. The effective tax rate estimate remains approximately 31%—32%. Interest expense is now expected to be approximately $490 million as compared to $520 million, previously. Average shares are expected to decline to about 465 million, compared to 470 million, previously.

The FAS/CAS pension expense adjustment for 2004 is subject to change and will be finalized at the end of 2003 consistent with the Corporation’s pension plan measurement date. The FAS and CAS amounts for 2004 will be determined in a large part by the actual investment results for 2003 and interest rates, neither of which can be accurately predicted at this time. The Corporation’s current planning estimates for the FAS/CAS pension expense adjustment ranges from $400 million to $550 million for 2004.

In addition to the FAS/CAS adjustment, the planning estimate for other non-operating income/expense is expected to range from an expense of $25 million to income of $25 million.

The GAAP cash flow from operations is expected to be at least $1.5 billion in 2003 and at least $3.2 billion over the two-year period 2003 – 2004, unchanged from prior expectations. Capital expenditures for property, plant and equipment are projected to be approximately $700 million in both 2003 and 2004. Depreciation and amortization of property, plant and equipment is expected to be about $475 million in 2003 and about $525 million in 2004. Amortization of contract intangibles is expected to be $125 million in both 2003 and 2004.

FIRST QUARTER 2003 ACHIEVEMENTS

➢	Awarded a $4 billion contract for multi-year acquisition of 60 C-130J aircraft for the U.S. Air Force and Marine Corps.

➢	Defense Acquisition Board authorized the F/A-22 Lot 3 contract for 20 aircraft with a maximum team value of approximately $3.5 billion.

➢	Awarded a U.S. Air Force contract with a potential value of $396 million for retrofit kits for Phase III of the F-16 Common Configuration Implementation Program.

➢	Successfully completed F-35 (JSF) Preliminary Design Review, a major program milestone.

➢	Awarded Frost & Sullivan’s “Product of the Year” and “Achievement of the Year” for Lockheed Martin’s A2100 telecommunications satellite series and its Atlas V launch vehicle, respectively.

➢	Received orders for three commercial Proton/Breeze M launches.

➢	Awarded a $100 million U.S. Army contract to accelerate production of Patriot Advanced Capability-3 Missile and to buy an additional 12 missiles in fiscal year 2003.

➢	Awarded an approximate $100 million U.S. Air Force contract to produce Paveway II GBU-12 and GBU-16 Laser Guided Bomb kits.

➢	Successfully launched a Lockheed Martin-built DSCS satellite as the first mission for the Air Force’s Evolved Expendable Launch Vehicle program.

➢	One of eight contractors awarded a U.S. Army Rapid Response contract.

➢	Granted a 15-year extension to manage and operate the U.K. Atomic Weapons Establishment.

➢	Successfully deployed two Lockheed Martin-built Global Positioning System satellites for the U.S. Air Force.

➢	Successfully launched a Titan II with the Coriolis mission payloads. This was the 12th consecutive successful Titan II launch.

###

NEWS MEDIA CONTACT:	Thomas Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Randa Middleton, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on April 22, 2003. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

SAFE HARBOR

NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as “anticipates,” “expects,” “plans,” “projects,” “estimates,” “outlook,” “forecast,” “guidance,” “assumes,” and other similar words. These statements are not guarantees of the Corporation’s future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation’s actual performance or achievements to be materially different from those the Corporation may project.

The Corporation’s actual financial results will likely be different from those projected due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements also represent the Corporation’s estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation’s expectations.

In addition to the factors set forth in the Corporation’s 2002 Form 10-K filed with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the Corporation’s forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to Operation Iraqi Freedom, terrorist threats or to improve homeland security); difficulties in developing and producing operationally advanced technology systems; the level of returns on pension and retirement plan assets; the competitive environment; economic business and political conditions domestically and internationally; program performance and the timing of contract payments; the timing and customer acceptance of product deliveries and launches; the Corporation’s ability to achieve or realize savings for its customers or ourselves through the Corporation’s global cost-cutting program and other financial management programs; and the outcome of contingencies (including completion of any acquisitions and divestitures, litigation and environmental remediation efforts). The Corporation’s ability to monetize assets or businesses placed in discontinued operations will depend upon market and economic conditions, and other factors, and may require receipt of regulatory or governmental approvals. Realization of the value of the Corporation’s investments in equity securities, or related equity earnings for a given period, may be affected by the investee’s ability to obtain adequate funding and execute its business plan, general market conditions, industry considerations specific to the investee’s business, and/or other factors. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

LOCKHEED MARTIN CORPORATION

Consolidated Results

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED MARCH 31,
	2003	2002	% Change

Net Sales	$7,059	$5,966	18%

Operating Profit	$505	$474	7%

Interest Expense	$140	$148	(5)%

Pre-tax Earnings	$365	$326	12%

Income Tax Expense	$115	$102	13%

Effective Tax Rate	31.5%	31.3%

Earnings from Continuing Operations	$250	$224	12%

Loss from Discontinued Operations	—	$(6)	—

Net Earnings	$250	$218	15%

Basic Earnings Per Share:
Earnings from Continuing Operations	$0.56	$0.51	10%
Loss from Discontinued Operations	—	(0.01)	—

Earnings Per Share	$0.56	$0.50	12%

Average Basic Shares Outstanding	448.8	437.4

Diluted Earnings Per Share:
Earnings from Continuing Operations	$0.55	$0.50	10%
Loss from Discontinued Operations	—	(0.01)	—

Earnings Per Share	$0.55	$0.49	12%

Average Diluted Shares Outstanding	452.5	444.7

LOCKHEED MARTIN CORPORATION

Net Sales and Operating Profit

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED MARCH 31,
	2003	2002	% Change
Net sales
Systems Integration	$2,203	$2,088	6%
Aeronautics	2,088	1,334	57%
Space Systems	2,078	1,870	11%
Technology Services	687	670	3%

Operating Segments	7,056	5,962	18%

Other	3	4	(25)%

Total net sales	$7,059	$5,966	18%

Operating profit
Systems Integration	$209	$207	1%
Aeronautics	145	92	58%
Space Systems	150	112	34%
Technology Services	48	37	30%

Segment operating profit	552	448	23%

Unallocated corporate (expense) income, net [1]	(47)	26	—

Total operating profit	$505	$474	7%

Segment Operating Margins
Systems Integration	9.5%	9.9%
Aeronautics	6.9%	6.9%
Space Systems	7.2%	6.0%
Technology Services	7.0%	5.5%

Total Operating Segments	7.8%	7.5%

[1]	“Unallocated corporate (expense) income, net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS adjustment, costs for stock-based award programs, unusual items not considered part of segment operating performance, and other miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED MARCH 31,
	2003	2002
Summary of unallocated corporate (expense) income, net
FAS/CAS adjustment	$(72)	$50
Other	25	(24)
Unusual items	0	—

Unallocated corporate (expense) income, net	$(47)	$26

FAS/CAS adjustment
FAS 87 (expense) income	$(108)	$32
CAS funding and (expense)	(36)	(18)

FAS/CAS adjustment—(expense) income	$(72)	$50

Depreciation and amortization of property, plant and equipment
Systems Integration	$38	$36
Aeronautics	21	20
Space Systems	33	31
Technology Services	11	9

Operating Segments	103	96
Unallocated corporate expense, net	5	7

Total depreciation and amortization	$108	$103

Amortization of Contract Intangibles
Systems Integration	$12	$12
Aeronautics	12	12
Space Systems	5	5
Technology Services	2	2

Operating Segments	31	31
Unallocated corporate expense, net	—	—

Total amortization of contract intangibles	$31	$31

LOCKHEED MARTIN CORPORATION

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Preliminary and Unaudited

(In millions)

	QUARTER ENDED MARCH 31,
	2003	2002
Consolidated EBITDA

Net Earnings	$250	$218
Add:
Loss from Discontinued Operations	—	6
Income Tax Expense	115	102
Interest Expense	140	148
Depreciation and Amortization	108	103
Amortization of Contract Intangibles	31	31

EBITDA	$644	$608

	QUARTER ENDED MARCH 31,
	2003	2002
Operating Segments EBITDA

Operating Segments EBIT	$552	$448
Add:
Depreciation and Amortization	103	96
Amortization of Contract Intangibles	31	31

EBITDA	$686	$575

LOCKHEED MARTIN CORPORATION

Other Financial Information

Preliminary and Unaudited

(In millions, except percentages)

	MARCH 31, 2003	DECEMBER 31, 2002
Backlog
Systems Integration	$17,568	$17,671
Aeronautics	38,415	35,477
Space Systems	14,190	12,620
Technology Services	4,412	4,617

Total	$74,585	$70,385

Long-Term Debt
Current maturities	$ 607	$ 1,365
Long-Term	6,201	6,217

Total	$ 6,808	$ 7,582

Cash and Cash Equivalents	$ 2,090	$ 2,738

Stockholders’ Equity	$ 5,839	$ 5,865

Total Debt-to-Capital	53.8%	56.4%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	MARCH 31, 2003	DECEMBER 31, 2002

Assets
Cash and cash equivalents	$ 2,090	$ 2,738
Accounts receivable	3,798	3,655
Inventories	2,067	2,250
Other current assets	1,939	1,983

Total current assets	9,894	10,626

Property, plant and equipment, net	3,254	3,258
Investments in equity securities	1,029	1,009
Goodwill	7,380	7,380
Intangible assets, related to contracts and programs acquired	791	814
Other noncurrent assets	2,667	2,671

Total assets	$25,015	$25,758

Liabilities and Stockholders’ Equity
Accounts payable	$ 1,086	$ 1,102
Customer advances and amounts in excess of costs incurred	4,526	4,542
Other accrued expenses	2,694	2,812
Current maturities of long-term debt	607	1,365

Total current liabilities	8,913	9,821

Long-term debt	6,201	6,217
Pension liabilities	741	651
Post-retirement and other noncurrent liabilities	3,321	3,204
Stockholders’ equity	5,839	5,865

Total liabilities and stockholders’ equity	$25,015	$25,758

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	QUARTER ENDED MARCH 31,
	2003	2002
Operating Activities
Net income	$250	$218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	108	103
Amortization of contract intangibles	31	31
Changes in operating assets and liabilities:
Receivables	(143)	108
Inventories	181	(9)
Accounts payable	(16)	(248)
Customer advances and amounts in excess of costs incurred	(16)	(13)
Other	149	238

Net cash provided by operating activities	544	428

Investing Activities
Expenditures for property, plant and equipment	(78)	(105)
Acquisitions of / investments in affiliated companies[1]	(159)	(78)
Proceeds from divestitures of affiliated companies	—	100
Other	5	15

Net cash used for investing activities	(232)	(68)

Financing Activities
Debt repayments	(637)	(58)
Issuances of common stock	10	201
Repurchases of common stock	(279)	—
Common Stock dividends	(54)	(48)

Net cash (used for) provided by financing activities	(960)	95

Net (decrease) increase in cash and cash equivalents	(648)	455
Cash and cash equivalents at beginning of period	2,738	912

Cash and cash equivalents at end of period	$2,090	$1,367

[1]	Includes a $130 million payment related to the guarantee of the Corporation’s share of Space Imaging, LLC’s outstanding borrowings under a credit facility, which came due in the first quarter of 2003.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

					Accumulated
		Additional		Unearned	Other	Total
	Common	Paid-In	Retained	ESOP	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Shares	Income	Equity

Balance at January 1, 2003	$455	$2,796	$4,262	$(50)	$(1,598)	$5,865

Net earnings			250			250

Common stock dividends declared ($0.12 per share)			(54)			(54)

Repurchases of common stock	(6)	(273)				(279)

Stock awards and options, and ESOP activity	1	50		8		59

Other comprehensive income					(2)	(2)

Balance at March 31, 2003	$450	$2,573	$4,458	$(42)	$(1,600)	$5,839

LOCKHEED MARTIN CORPORATION

Operating Data

	QUARTER ENDED MARCH 31,
	2003	2002
Deliveries
F-16	3	5
C-130J	3	2

Launches
Atlas	—	2
Proton [1]	—	1
Titan II	1	—
Titan IV	—	1

[1]	In the first quarter of 2003, we recognized sales, per contract terms, upon delivery in orbit of a Lockheed Martin built satellite launched in the fourth quarter of 2002 on a Proton launch vehicle.